Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Form 8-K, the report dated June 25, 2012 relative to the financial statements of Happenings Communications Group, Inc. as of December 31, 2011 and 2010 and for the years then ended.

Peter Messineo, CPA

Palm Harbor Florida

October 1, 2012